Exhibit 99.8

STIFEL, NICOLAUS & COMPANY, INCORPORATED CONSENT

February 15, 2011

Special Committee of the Board of Directors

Capital Gold Corporation

76 Beaver Street – 14th Floor

New York, NY 10005

Re:	Registration Statement on Form F-4 of Gammon Gold, Inc.

Ladies and Gentlemen:

Reference is made to our opinion letter, dated September 30, 2010, with respect to the fairness, from a financial point of view, to the holders of each share of the common stock of Capital Gold Corporation (“CGC ”) of the of the per share consideration to be paid by Gammon Gold, Inc. (“Gammon Gold”) in connection with the merger of Gammon Gold’s direct wholly-owned subsidiary, Capital Gold AcquireCo, Inc., with and into CGC, with CGC surviving the merger as a wholly-owned subsidiary of Gammon Gold pursuant to an Agreement and Plan of Merger between CGC and Gammon Gold.

The foregoing opinion letter was provided for the information and assistance of the Special Committee of the Board of Directors of CGC in connection with their consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that CGC has determined to include our opinion in the above-referenced Registration Statement. Our opinion is not intended to, and may not, be relied upon by Gammon Gold or its stockholders.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary – Opinion of Stifel, Nicolaus & Company, Incorporated”, “The Merger – Background of the Merger”, “The Merger – CGC’s Reasons for the Merger; Recommendation of the CGC Board of Directors” and “The Merger – Opinion of Stifel, Nicolaus & Company, Incorporated” in, and to the inclusion of such opinion as Annex C to, the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. By giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

/s/ STIFEL, NICOLAUS & COMPANY, INCORPORATED